PROSPECTUS SUPPLEMENT                           REGISTRATION NO.  333-43142
(To Prospectus dated February 17, 2006)         Filed Pursuant to Rule 424(b)(3)


                             [WIRELESS HOLDRS logo]



                        1,000,000,000 Depositary Receipts
                           Wireless HOLDRS (SM) Trust

          This prospectus supplement supplements information contained in the prospectus dated February 17, 2006 relating to the sale of up to 1,000,000,000 depositary receipts by the Wireless HOLDRS (SM) Trust.

          The share amounts specified in the table in the "Highlights of Wireless HOLDRS" section of the base prospectus shall be replaced with the following:

                                                                          Primary
                                                              Share       Trading
                      Name of Company             Ticker     Amounts      Market
           ------------------------------------ ---------- ----------- ------------
           Aether Holdings, Inc.                   AETH         1         NASDAQ
           ALLTEL Corp.(1)                          AT         1.07        NYSE
           Crown Castle International Corp.         CCI         4          NYSE
           Deutsche Telekom AG *                    DT       18.48409      NYSE
           LM Ericsson Telephone Company *(2)      ERIC        7.4        NASDAQ
           Embarq Corporation                       EQ     1.539001744     NYSE
           Freescale Semiconductor Class B         FSL.B     4.527015      NYSE
           Motorola, Inc.                           MOT         41         NYSE
           Nokia Corp. *                            NOK         23         NYSE
           Qualcomm Incorporated                   QCOM         26        NASDAQ
           Research In Motion Limited              RIMM         4         NASDAQ
           RF Micro Devices, Inc.                  RFMD         4         NASDAQ
           SK Telecom Co., Ltd. *                   SKM         17         NYSE
           Sprint Nextel Corporation                 S     30.78003488     NYSE
           United States Cellular Corporation       USM         1          AMEX
           Verizon Communications                   VZ          17         NYSE
           Vivo Participacoes                       VIV         3          NYSE
           Vodafone Group p.l.c. *(3)               VOD       18.375       NYSE
           Windstream Corporation                   WIN     1.10630082     NYSE

           -------------------------------



(1) Alltel Corporation (NYSE ticker "AT"), a constituent of Wireless HOLDRS Trust, spun off its wireline business and simultaneously merged this business with Valor Communications Group, Inc. Effective as of the merger, Valor Communications Group, Inc. changed its name to Windstream Corporation (NYSE ticker "WIN"). As a result, Windstream Corporation was added as an underlying security of the Wireless HOLDRS Trust. For each share of Alltel Corporation, shareholders received 1.033926 shares of Windstream Corporation. Effective July 21, 2006, for the 1.07 shares of Alltel Corporation per 100 shares round lot of Wireless HOLDRS, The Bank of New York will receive 1.10630082 shares of Windstream Corporation.

(2) Effective August 24, 2006, Ericsson (LM) Telephone Company-ADR (NASDAQ ticker "ERICY"), an underlying constituent of the Europe 2001+ HOLDRS Trust, changed its ticker symbol to "ERIC."

(3) As a result of the Share Consolidation/Special Dividend of Vodafone Group PLC (NYSE ticker "VOD"), a constituent of the Europe 2001+ HOLDRS Trust,
(New) Vodafone Group PLC has replaced Vodafone Group PLC as an underlying constituent of the Trust. For each share of Vodafone Group PLC held, shareholders received 0.875 (New) Vodafone Group PLC shares and $2.8317. For the 21 shares of Vodafone Group PLC, represented by each 100 share round lot of Europe 2001+ HOLDRS, The Bank of New York received 18.375 shares of (New) Vodafone Group PLC shares and $59.4657. Effective July 31, 2006, creations and cancellations of Europe 2001+ HOLDRS Trust require 18.375 shares of (New) Vodafone Group PLC.

* The securities of these non-U.S. companies trade in the United States as American Depositary Receipts. Please see "Risk Factors" and "United States Federal Income Tax Consequences--Special considerations with respect to underlying securities of foreign issuers" for additional information relating to an investment in a non-U.S. company.

          The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

          The date of this prospectus supplement is September 30, 2006.